For Period Ending 06/30/02
File No. 811-8274

Item 77O.  Transactions Effected Pursuant to Rule 10f-3

MassMutual Mid Cap Growth Equity Fund (Series 10)

On January 31, 2002, Registrant purchased 13,900 shares issued by Carolina Group at a price of $28.00 per share, amounting to a $389,200 aggregate purchase price. Morgan Stanley Dean Witter, an affiliate of Morgan Stanley Investments, LP, participated in the underwriting syndicate.

On February 21, 2002, Registrant purchased 4,300 shares issued by PETCO at a price of $19.00 per share, amounting to a $81,700 aggregate purchase price. Morgan Stanley Dean Witter, an affiliate of Morgan Stanley Investments, LP, participated in the underwriting syndicate.

On March 20, 2002, Registrant purchased 19,200 shares issued by Alcon, Inc. at a price of $33.00 per share, amounting to a $633,600 aggregate purchase price. Morgan Stanley Dean Witter, an affiliate of Morgan Stanley Investments, LP, participated in the underwriting syndicate.

On April 4, 2002, Registrant purchased 6,900 shares issued by Sabre Holdings Corp. at a price of $44.50 per share, amounting to a $307,050 aggregate purchase price. Morgan Stanley Dean Witter, an affiliate of Morgan Stanley Investments, LP, participated in the underwriting syndicate.

On April 11, 2002, Registrant purchased 500 shares issued by Jetblue Airways Corp. at a price of $27.00 per share, amounting to a $13,500 aggregate purchase price. Morgan Stanley Dean Witter, an affiliate of Morgan Stanley Investments, LP, participated in the underwriting syndicate.

MassMutual Small Cap Growth Equity Fund (Series 11)

On May 22, 2002, Registrant purchased 25,100 shares issued by JAKKS Pacific, Inc. at a price of $17.75 per share, amounting to a $445,525 aggregate purchase price. Advest, an affiliate of Wellington Management Company, participated in the underwriting syndicate. Bear Stearns was the broker from whom the Fund purchased shares.

MassMutual Overseas Fund (Series 20)

On May 15, 2002, Registrant purchased 1300 shares issued by Willis Group Holdings, Ltd. at a price of $28.25 per share, amounting to a $36,725 aggregate purchase price. J.P. Morgan Chase, an affiliate of American Century Investment Management, Inc., participated in the underwriting syndicate. Salomon, Smith, Barney, Shearson was the broker from whom the Fund purchased shares.